Cardax Announces Successful Completion of Warrant Exchange Offer

Company Raises $1.44 Million in Non-Dilutive Financing

HONOLULU, July 30, 2018 /PRNewswire/ -- Cardax, Inc. (OTCQB: CDXI) announced today that it successfully closed its warrant exchange offer (“Exchange Offer”) on Friday, July 27, 2018, at 5:00 p.m., Eastern Daylight Time. The Exchange Offer allowed holders of Cardax $0.625 warrants expiring in February 2019 to exchange those warrants, together with a payment of $0.15 per share, for registered shares of the Company’s common stock.

9.6 million warrants were exchanged pursuant to the Exchange Offer and resulted in gross proceeds to the Company of $1.44 million. The Company plans to use the proceeds for general corporate purposes, including its ZanthoSyn® sales and marketing program as well as its clinical development and orphan drug programs.

“We are pleased to complete this non-dilutive financing transaction,” said David G. Watumull, Cardax President and CEO. “As always, we are grateful to our shareholders for their continued support.”

M.M. Dillon & Co. Group LLC acted as financial advisor and CIM Securities, LLC acted as solicitation agent for this transaction.

About Cardax

Cardax devotes substantially all of its efforts to developing and commercializing dietary supplements and pharmaceuticals. Cardax is initially focusing on astaxanthin, which is a powerful and safe naturally occurring anti-inflammatory that supports health and longevity.* The safety and efficacy of Cardax’s products have not been directly evaluated in clinical trials or confirmed by the FDA.

About ZanthoSyn®

ZanthoSyn® is a physician recommended anti-inflammatory supplement for health and longevity that features astaxanthin with enhanced absorption and purity.* ZanthoSyn® is sold online and in GNC stores. ZanthoSyn® contains astaxanthin, which is Generally Recognized as Safe (GRAS) according to FDA regulations.

About Astaxanthin

Astaxanthin is a clinically studied compound with safe anti-inflammatory activity that supports joint health, cardiovascular health, metabolic health, liver health, and longevity.*

Media and Investors

Janice Kam

1-808-457-1400

press@cardaxpharma.com

Safe Harbor

This release may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of our company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation, the risks discussed from time to time in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

* These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure, or prevent any disease.